Exhibit 99.1

Trovagene Announces $5.0 Million Private Placement Priced At-the-Market

SAN DIEGO (October 25, 2019) – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis) for the treatment of various cancers including prostate, colorectal and leukemia, today announced that it has entered into definitive agreements with institutional investors for the sale of 2,756,340 shares of common stock (or common stock equivalents), series G warrants to purchase up to 2,756,340 shares of common stock, and series H warrants to purchase up to 2,756,340 shares of common stock in a private placement at a price of $1.814 per share and associated warrants for gross proceeds of approximately $5.0 million. The transaction is anticipated to close on or about October 29, 2019, subject to customary closing conditions.

H.C. Wainwright & Co. is acting as exclusive placement agent for the offering.

The series G warrants are exercisable immediately with a term of five and one-half years and an exercise price of $1.56 per share. The series H warrants are exercisable immediately with a term of 18 months and an exercise price of $1.56 per share.

Trovagene intends to use the net proceeds of the private placement to fund clinical development activities and for working capital and general corporate purposes. The Company has agreed to file a resale registration statement for the shares of common stock and the shares of common stock underlying the warrants issued in the offering within 10 days pursuant to a registration rights agreement.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Further information regarding the private placement can be found in the Current Report on Form 8-K that will be filed by the Company with the SEC.

About Trovagene, Inc.

Trovagene is a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis), for the treatment of various cancers including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovageneoncology.com.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2018, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

Vice President Clinical Development and Investor Relations

858-952-7652

vkelemen@trovagene.com